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                                                                    EXHIBIT 23.1

     When the reverse stock split referred to in Note A7 of the Notes to Consolidated Financial Statements has been consummated, we will be in a position to render the following consent.

GRANT THORNTON LLP
April 12, 2000

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our reports dated February 8, 2000 (except for Note J, as to which the date is February 16, 2000), accompanying the financial statements of Convergent Group Corporation contained in the Registration Statement and Prospectus, and we consent to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP
            , 2000